FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-02

Sent: Thursday, September 22, 2016 3:14 PM
Subject: GSMS 2016-GS3 -- Launch (Public)(external)

GSMS 2016-GS3 -- Launch (Public)(external)

$940.137mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc., Citigroup and Drexel Hamilton, LLC

						Target
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Launch	$px
A-1	Aaa(sf)/AAAsf/AAA(sf)	28.475	2.54	30.000%	S+36	100-00
A-2	Aaa(sf)/AAAsf/AAA(sf)	77.052	4.36	30.000%	S+60	103-00
A-3	Aaa(sf)/AAAsf/AAA(sf)	265.000	9.62	30.000%	S+104	101-00
A-4	Aaa(sf)/AAAsf/AAA(sf)	320.243	9.90	30.000%	S+106	103-00
A-AB	Aaa(sf)/AAAsf/AAA(sf)	57.066	6.95	30.000%	S+100	103-00
A-S	Aa2(sf)/AAAsf/AAA(sf)	93.480	9.94	21.250%	S+135	103-00
B	A1(sf)/AA-sf/AA(sf)	53.417	9.94	16.250%	S+160	103-00
C	NR/A-sf/A(sf)	45.404	9.94	12.000%	S+235	WAC

Collateral Summary

Initial Pool Balance:	$1,068.339mm
Number of Mortgage Loans:	34
Number of Mortgaged Properties:	152
Average Cut-off Date Mortgage Loan Balance:	$31.422mm
Weighted Average Mortgage Interest Rate:	4.0217%
Weighted Average Remaining Term to Maturity (months):	114
Weighted Average Remaining Amortization Term (months):	356
Weighted Average Cut-off Date LTV Ratio:	55.7%
Weighted Average Maturity Date LTV Ratio:	48.8%
Weighted Average Underwritten Debt Service Coverage Ratio:	2.49x
Weighted Average Debt Yield on Underwritten NOI:	11.8%
% of Mortgage Loans with Mezzanine Debt:	23.5%
% of Mortgage Loans with Subordinate Debt:	23.5%
% of Mortgaged Properties with Single Tenants:	11.6%

Property Type:	32.7% Retail, 26.0% Office, 14.3% Hospitality, 13.7% Industrial,
11.8% Multifamily, 1.5% Mixed Use

Top 5 States:	17.0% CA, 12.9% TX, 10.7% TN, 10.1% NY, 9.3% IL

CUSIPs/ISINs

Class	CUSIP	ISIN
A-1	36251PAA2	US36251PAA21
A-2	36251PAB0	US36251PAB04
A-3	36251PAC8	US36251PAC86
A-4	36251PAD6	US36251PAD69
A-AB	36251PAE4	US36251PAE43
A-S	36251PAH7	US36251PAH73
B	36251PAJ3	US36251PAJ30
C	36251PAL8	US36251PAL85

Anticipated Timing

Anticipated Pricing:	Today
Anticipated Closing:	Friday, September 30th

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com ..

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.